



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                          AGREEMENT AND PLAN OF MERGER




                                     Among




                              NEWSWEB CORPORATION,





                             CDCT ACQUISITION TRUST



                                      and



                        THE CHICAGO DOCK AND CANAL TRUST



                         Dated as of September 27, 1996




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                               TABLE OF CONTENTS
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                                                            ARTICLE I

                                                            The Merger

         SECTION 1.01.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         SECTION 1.02.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.03.  Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.04.  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         SECTION 1.05.  Declaration of Trust and By-laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         SECTION 1.06.  Trustees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         SECTION 1.07.  Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

                                                            ARTICLE II

                                           Effect of the Merger on the Capital Stock of
                                          Sub and the Company; Exchange of Certificates

         SECTION 2.01.  Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         SECTION 2.02.  Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

                                                           ARTICLE III

                                          Representations and Warranties of the Company

         SECTION 3.01.  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         SECTION 3.02.  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         SECTION 3.03.  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         SECTION 3.04.  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 3.05.  Consent and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         SECTION 3.06.  SEC Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         SECTION 3.07.  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         SECTION 3.08.  No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.09.  Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.10.  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         SECTION 3.11.  Contracts; Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 3.12.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 3.13.  Compliance with Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         SECTION 3.14.  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15





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
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
         SECTION 3.15.  State Takeover Statutes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 3.16.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 3.17.  Real Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.18.  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 3.19.  Title to Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.20.  REIT Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 3.21.  Required Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 3.22.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 3.23.  Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 3.24.  Violations; Eminent Domain  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                            ARTICLE IV

                                                  Representations and Warranties
                                                        of Parent and Sub

         SECTION 4.01.  Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         SECTION 4.02.  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 4.03.  Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 4.04.  Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.05.  Interim Operations of Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.06.  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.07.  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         SECTION 4.08.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                            ARTICLE V

                                                            Covenants

         SECTION 5.01.  Covenants of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         SECTION 5.02.  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         SECTION 5.03.  Other Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

                                                            ARTICLE VI

                                                      Additional Agreements

         SECTION 6.01.  Shareholder Approvals; Preparation of
                        Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 6.02.  Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         SECTION 6.03.  Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29





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
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         SECTION 6.04.  Company Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 6.05.  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 6.06.  Indemnification; Directors and Officers
                        Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         SECTION 6.07.  Obligations of Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 6.08.  Certain Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 6.09.  Severance Policy and Other Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 6.10.  Redemption of Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                                           ARTICLE VII

                                                       Conditions Precedent

         SECTION 7.01.  Conditions to Each Party's Obligation
                        To Effect the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 7.02.  Conditions to the Company's Obligation
                        to Effect the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 7.03.  Conditions to the Parent's and Sub's
                        Obligations to Effect the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

                                                           ARTICLE VIII

                                                    Termination and Amendment

         SECTION 8.01.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 8.02.  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 8.03.  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 8.04.  Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                            ARTICLE IX

                                                          Miscellaneous

         SECTION 9.01.  Nonsurvival of Representations,
                        Warranties and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 9.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 9.03.  Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         SECTION 9.04.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 9.05.  Entire Agreement; No Third Party
                        Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 9.06.  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43





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         SECTION 9.07.  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 9.08.  Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 9.09.  Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 9.10.  Exculpation of Shareholders, Trustees,
                        Officers, Agents and Beneficiaries    . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44





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                          AGREEMENT AND PLAN OF MERGER



                 AGREEMENT AND PLAN OF MERGER dated as of September 27, 1996 among Newsweb Corporation, an Illinois corporation ("Parent"), CDCT Acquisition Trust, an Illinois business trust and a 99% owned subsidiary of Parent ("Sub"), and The Chicago Dock and Canal Trust, an Illinois business trust (the "Company").

                 WHEREAS the board of directors of Parent and the respective trustees of Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

                 WHEREAS, in furtherance of such acquisition, the board of directors of Parent and the respective trustees of Sub and the Company have each approved the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding Common Share of beneficial interest, without par value, of the Company (a "Share"), other than Shares owned directly or indirectly by the Company, will be converted into the right to receive $21.00 per share in cash;

                 WHEREAS, the trustees of the Company have adopted resolutions approving the Merger and recommending that the Company's shareholders approve this Agreement and the Merger;

                 WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                 NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

                 SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall be merged with and into Sub at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate existence of the Company shall cease and Sub shall continue as the surviving trust (the "Surviving Company") and shall succeed to and assume all of the rights and obligations of the Company. At the election of Parent, any direct or indirect wholly owned subsidiary (as defined in Section 9.03) of Parent may be substituted for Sub as a constituent company in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

                 SECTION 1.02. Closing. The closing of the Merger will take place at 10:00 a.m. on a date to be mutually agreed by Parent and the Company (and, failing such agreement, on the second business day) after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, unless another date, time or place is agreed to in writing by the parties hereto.

                 SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the Amended and Restated Declaration of Trust, as amended (including the amendment contemplated by the Trust Amendment described in Section 7.01), of the Company (as so amended, the "Declaration of Trust") and any applicable laws of the State of Illinois and shall make all other filings or recordings required under the Declaration of Trust and the laws of the State of Illinois. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Recorder of Deeds of Cook County, Illinois, or at such other time as Sub and the Company shall agree should be specified in the Articles of Merger consistent with the provisions of the Declaration of Trust (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

                 SECTION 1.04. Effects of the Merger. Upon consummation of the Merger, the Surviving Company shall have all of the rights, privileges, immunities and franchises, as of a public or a private nature, of each of the constituent companies and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares of capital stock, and all other choses in action, and all and every other interest, of or belonging to or due to each of the constituent companies, shall be taken and deemed to be transferred to and vested in such Surviving Company without further act or deed, and the title to any real estate, or any other interest therein, vested in either of the constituent companies shall not revert or be in any way impaired by reason of such Merger, and such Merger shall have the other effects set forth in the Declaration of Trust or applicable law.

                 SECTION 1.05. Declaration of Trust and By-laws. (a) The Declaration of Trust, as in effect immediately prior to the Effective Time shall be the declaration of trust of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

                 (b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company, until thereafter changed or amended as provided therein or by applicable law.

                 SECTION 1.06. Trustees. The trustees of Sub immediately prior to the Effective Time shall be the trustees of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                 SECTION 1.07. Officers. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.





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
                                   ARTICLE II

                  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF
                 SUB AND THE COMPANY; EXCHANGE OF CERTIFICATES

                 SECTION 2.01. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of Sub:

                 (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable Common Share of beneficial interest, without par value, of the Surviving Company.

                 (b) Cancellation of Treasury Stock. Each Share that is owned by the Company or by any subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                 (c) Conversion of Shares. Each Share issued and outstanding (other than Shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive $21.00 in cash (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

                 SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate LaSalle National Bank (or such other bank or trust company reasonably acceptable to the Company) to act as paying agent in the Merger (the "Paying Agent"), and Parent shall, at or prior to the Effective Time, deposit or cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares (the "Payment Fund") funds in an amount necessary for the payment of the Merger Consideration upon surrender of certificates representing Shares as part of the Merger pursuant to
Section 2.01 (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent). At the Effective Time, Parent shall also make available to the Surviving Company funds in an amount necessary for the payment of the Option Consideration (as defined in Section 6.04). Arrangements shall be made with the Paying Agent such that holders of Shares and Company Stock Options are deemed to have received payment of the Merger Consideration and Option Consideration prior to the expiration of the Company's taxable year ending with the Merger for Federal income tax purposes.

                 (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section
2.01. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

                 (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                 (d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Shares for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

                 (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05)), the cash payment in respect of such Certificate shall, unless otherwise provided by applicable law, become the property of the Surviving Company, free and clear of all claims or interests of any person previously entitled thereto.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company represents and warrants to Parent and Sub as follows:

                 SECTION 3.01. Organization. The Company is a business trust duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite trust power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect (as defined in Section 9.03) on the Company or prevent or materially delay the consummation of the Merger. The Company has delivered to Parent a complete and correct copy of its Declaration of Trust, as in effect on the date of this Agreement.

                 SECTION 3.02. Subsidiaries. Item 3.02 of the letter from the Company to Parent dated the date hereof, which letter relates to this Agreement and is designated therein as the Company Disclosure Letter (the "Company Disclosure Letter"), lists each subsidiary of the Company. Except as set forth in Item 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of its subsidiaries and except as set forth in Item 3.02 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

                 SECTION 3.03. Capitalization. The authorized capital stock of the Company consists of 20,000,000 Shares and 1,000,000 Preferred Shares of beneficial interest, without par value (the "Preferred Shares"). At the close of business on August 30, 1996, (i) 5,783,800 Shares were issued and outstanding, (ii) 160,400 Shares were held by the Company in its treasury and
(iii) options to purchase 694,028 Shares ("Company Stock Options") issued pursuant to the Company's stock option plans and agreements were outstanding. As of the date hereof there are no Preferred Shares outstanding. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except for Company Stock Options and the rights to purchase Shares (the "Rights") issued pursuant to the Rights Agreement dated as of July 20, 1988 between the Company and Harris Trust and Savings Bank, as rights agent (the "Rights Agreement"), and except as set forth in Item 3.03 of the Company Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.
Except for redemption of the Rights pursuant to Section 6.10 and except as set forth on Item 3.03 of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) to vote or to dispose of any shares of the capital stock of any of the Company's subsidiaries.

                 SECTION 3.04. Authority. The trustees of the Company, at a meeting duly called and held, at which all trustees were present, have duly and unanimously adopted resolutions approving this Agreement, the Trust Amendment and the Merger, determining that the terms of the Merger are fair to, and in the best interests of the Company's shareholders and recommending that the Company's shareholders approve and adopt this Agreement, the Trust Amendment and the Merger. The Company has the requisite trust power and authority to execute and deliver this Agreement and, subject to the approval and adoption of this Agreement, the Trust Amendment and the Merger by the holders of at least two-thirds of the Shares outstanding and entitled to vote thereon (the "Company Shareholder Approvals"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary trust action on the part of the Company and no other trust proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Shareholder Approvals). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Parent and Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

                 SECTION 3.05. Consent and Approvals; No Violations. Except as set forth in Item 3.05 of the Company Disclosure Letter, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including the filing with the Securities and Exchange Commission ("SEC") of a proxy statement in definitive form relating to any required Company Shareholder Approval (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the laws of the State of Illinois, the laws of other states in which the Company is qualified to do or is doing business and state takeover laws, and except for the Company Shareholder Approvals and the filing with the Recorder of Deeds of Cook

County, Illinois of the Trust Amendment and the Articles of Merger following receipt of the Company Shareholder Approvals, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Declaration of Trust or Bylaws of the Company or of the similar organizational documents of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company or would not reasonably be expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license, contract, partnership agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse effect on the Company or that would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

                 SECTION 3.06. SEC Reports and Financial Statements. The Company and each of its subsidiaries has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since April 30, 1995, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "Company SEC Documents"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Except to the extent revised or superseded by a subsequently filed Company Filed SEC Document (as defined in Section 3.07), none of the Company SEC Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                 SECTION 3.07. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Company Filed SEC Documents") or as disclosed in Item 3.07 of the Company Disclosure Letter, since April 30, 1996, the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, and there has not been (i) through the date hereof any material adverse change with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, other than the Company's regular quarterly dividend of $.04 per Share paid on June 1, 1996 and $.06 per Share paid on September 1, 1996, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company, (v) any revaluation by the Company of any of its material assets or (vi) any material change in accounting methods, principles or practices by the Company.

                 SECTION 3.08. No Undisclosed Liabilities. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1996 previously filed with the SEC under the Exchange Act, as of April 30, 1996, neither the Company nor any of its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes thereto). Since April 30, 1996 and to the date of this Agreement, except as and to the extent set forth in the Company Filed SEC Documents, neither the Company nor any of its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (or disclosed in the notes thereto) and that would be reasonably expected to have a material adverse effect on the Company.

                 SECTION 3.09. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting (as defined in Section 6.01), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

                 SECTION 3.10. Benefit Plans. (a) Except as disclosed in the Company Filed SEC Documents or as disclosed in Item 3.10 of the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Company Filed SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or trustee or director of the Company or any of its subsidiaries (collectively, "Benefit Plans"). Except as disclosed in the Company Filed SEC Documents or in Item 3.10 of the Company Disclosure Letter, there exist no employment, consulting, severance, termination or indemnification agreement, arrangements or understandings between the Company or any of its subsidiaries and any current or former employee, officer or director of the Company or any of its subsidiaries.

                 (b) Item 3.10 of the Company Disclosure Letter contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or trustees or directors of the Company or any of its subsidiaries. The Company has delivered to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof),
(ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required),
(iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

                 (c) Except as disclosed in Item 3.10 of the Company Disclosure Letter, all Pension Plans (i) have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), and no such determination letter has been revoked nor, to the best knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs, (ii) currently comply in all material respects in form and in operation with all applicable laws, including but not limited to ERISA and the Code and have been operated and administered in accordance with their respective terms, and (iii) have been operated so as to qualify, where appropriate, for both Federal and state tax purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle and the allowance of deductions and credits with respect to contributions thereto.

                 (d) Except as disclosed in Item 3.10 of the Company Disclosure Letter, no Pension Plan that the Company or any of its subsidiaries maintains, or to which the Company or any of its subsidiaries is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Parent. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA. None of such Benefit Plans or trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last five years. Neither the Company nor any of its subsidiaries has suffered or otherwise caused a "complete withdrawal", or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans.

                 (e) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Item 3.10 of the Company Disclosure Letter, (i) no such Benefit Plan is unfunded or funded through a "welfare benefits fund", as such term is defined in Section 419(e) of the Code,
(ii) each such Benefit Plan that is a "group health plan", as such term is defined in Section 5000(b)(1) of the Code, complies with the applicable requirements of Section 4980B(f) of the Code or state continuation coverage laws and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its subsidiaries on or at any time after the consummation of the Merger.

                 SECTION 3.11. Contracts; Indebtedness. (a) Except as disclosed in the Company Filed SEC Documents or as set forth in Item 3.11 of the Company Disclosure Letter, there are no contracts or agreements that are material to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. Neither the Company nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that could not reasonably be expected to result in a material adverse effect on the Company.

                 (b) Set forth in Item 3.11 of the Company Disclosure Letter is (i) a list of all agreements, instruments and other obligations pursuant to which any indebtedness for borrowed money or capitalized lease obligations of the Company or any of its subsidiaries in an aggregate principal amount in excess of $100,000 is outstanding or may be incurred and (ii) the respective principal amounts outstanding thereunder.

                 SECTION 3.12. Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or any of its subsidiaries or any of their respective properties that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither the Company nor any of its subsidiaries or any of their respective properties is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

                 SECTION 3.13. Compliance with Applicable Law. The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders, concessions, franchises, and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders, concessions, franchises and approvals that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. Except as disclosed in the Company Filed SEC Documents, to the best knowledge of the Company, the businesses of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that would not have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger. Except as set forth in Item 3.13 of the Company Disclosure Letter, as of the date of this Agreement, to the best knowledge of the Company no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a material adverse effect on the Company or prevent or materially delay the consummation of the Merger.

                 SECTION 3.14. Tax Matters. Except as set forth in Item 3.14 of the Company Disclosure Letter:

                 (a) The Company and each of its subsidiaries has filed all Federal income tax returns and all other material income tax returns and reports required to be filed by it. The Company and each of its subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all income taxes shown as due on such returns.

                 (b) No material income tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by the Company or any of its subsidiaries. Each material deficiency resulting from any audit or examination relating to income taxes by any taxing authority has been paid, except for deficiencies being contested in good faith. No material issues relating to income taxes were raised in writing by the relevant taxing authority during any presently pending audit or examination, and no material issues relating to income taxes were raised in writing by the relevant taxing authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period.

                 (c) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any income taxes and no power of attorney with respect to any income taxes has been executed or filed with any taxing authority.

                 (d) No material liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory liens for taxes not yet due.

                 (e) None of the Company or any of its subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement.

                 SECTION 3.15.  State Takeover Statutes.  The provisions of
Section 5/11.75 of the IBCA are inapplicable to the Merger and this Agreement and the transactions contemplated by this Agreement. To the best knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

                 SECTION 3.16. Environmental Matters. (a) Except as set forth in Item 3.16 of the Company Disclosure Letter, neither the Company nor any of its subsidiaries has (i) to the knowledge of the Company, placed, held, located, released, transported or disposed of any Hazardous Substances (as defined below) on, under, from or at any of the Company's or any of its subsidiaries' properties or any other properties, other than in a manner that would not reasonably be expected to result in a material adverse effect on the Company, (ii) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company's or any of its subsidiaries' properties or any other property but arising from the Company's or any of its subsidiaries' properties, other than in a manner that would not reasonably be expected to result in a material adverse effect on the Company, or (iii) received any written notice (A) of any violation of any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on, under or emanating from any of the Company's or any of its subsidiaries' properties or any other properties (collectively, "Environmental Laws"), (B) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party in connection with any such violation, (C) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties or (D) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company's or any of its subsidiaries' properties or any other properties, except in each case for the notices set forth in Item 3.16 of the Company Disclosure Letter and except for notices relating to matters that are not material. For purposes of this Agreement, the term "Hazardous Substance" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes," "hazardous materials" or "toxic substances" under any Environmental Law.

                 (b) Except as set forth in Item 3.16 of the Company Disclosure Letter, no Environmental Law imposes any obligation upon the Company or its subsidiaries arising out of or as a condition to any transaction contemplated by this Agreement including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon any of the Company's or it subsidiaries' properties under any Environmental Law.

                 SECTION 3.17. Real Property. Item 3.17 of the Company Disclosure Letter contains a brief description of each parcel of real property owned by the Company or its subsidiaries (the "Company Real Property") (showing the record title holder, legal description, permanent index number, location, improvements, the uses being made thereof and any indebtedness secured by a mortgage or other encumbrance thereon) and of each option held by the Company or its subsidiaries to acquire any real property.

                 SECTION 3.18. Leases. (a) Item 3.18 of the Company Disclosure Letter contains (i) a list of each parcel of Company

Real Property that is subject to or encumbered by any lease (a "Company Lease"), and (ii) a list of each lease or similar agreement under which the Company or any of its subsidiaries is lessee of, or holds or operates, any real property owned by any third person, in each case, which sets forth the parties to the lease, annual rental, expiration date, renewal and purchase options, if any, uses being made thereof and the location and legal description of the real property covered by such lease.

                 (b) Except as set forth in Item 3.18 of the Company Disclosure Letter, (i) all rental payments due under each Company Lease have been paid during the period from May 1, 1996 through August 31, 1996, and (ii) to the Company's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Company Lease.

                 (c) The Company has delivered to Sub and Parent, or has given Sub and Parent an opportunity to inspect, true, correct and complete copies of each Company Lease and the copies so delivered or made available for inspection constitute in each case the entire agreement of the parties thereto.

                 SECTION 3.19.  Title to Property.  Except as set forth in Item
3.19 of the Company Disclosure Letter, the Company and its subsidiaries have good, and with respect to the Company Real Property, marketable title to all of the material assets reflected on the consolidated financial statements of the Company included in the Company Filed SEC Documents as being owned by the Company or its subsidiaries and all material assets thereafter acquired by the Company or its subsidiaries (except to the extent that such assets have thereafter been disposed of in the ordinary course of business consistent with past practice), subject to no Liens.

                 SECTION 3.20. REIT Qualification. The Company (i) has elected to be taxed as a real estate investment trust (a "REIT") within the meaning of the Code and has qualified as a REIT at all times from January 22, 1962 through April 30, 1996, (ii) except for the transactions contemplated by this Agreement, has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the period from May 1, 1996 through the day prior to the Effective Time, and (iii) except for the transactions contemplated by this Agreement, has not taken or omitted to take any action which is likely to result in a challenge to its status as a REIT. Each of the wholly owned subsidiaries of the Company is a "qualified REIT subsidiary", as defined in Section 856(i) of the Code.

                 SECTION 3.21. Required Vote. The affirmative vote of the holders of at least two-thirds of the Shares outstanding is the only vote of the holders of any class or series of capital stock of the Company necessary under applicable law or otherwise to approve the Merger and this Agreement and the transactions contemplated hereby.

                 SECTION 3.22. Brokers. No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                 SECTION 3.23. Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, and such opinion has not been withdrawn or modified.

                 SECTION 3.24. Violations; Eminent Domain. Except as set forth in Item 3.24 of the Company Disclosure Letter, there are no pending, or to the Company's knowledge, threatened (a) zoning, building, fire or health code violations or violations of other governing requirements or regulations with respect to the Company Real Property that have not previously been corrected, or (b) eminent domain, condemnation or other governmental taking of the Company Real Property.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB

                 Parent and Sub represent and warrant to the Company as follows:

                 SECTION 4.01. Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Sub is a business trust duly organized, validly existing and in good standing under the laws of the State of Illinois and has all requisite trust power and authority to carry on its business as now conducted.

                 SECTION 4.02. Authority. Parent and Sub have requisite corporate or trust power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or trust action on the part of Parent and Sub (including approval of the Merger and this Agreement by the board of directors of Parent) and no other corporate or trust proceedings on the part of Parent and Sub are necessary to authorize this Agreement or to consummate such transactions. No vote of Parent's stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, as the case may be, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and to general principles of equity.

                 SECTION 4.03. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the laws of the State of Illinois, the laws of other states in which Parent is qualified to do or is doing business and state takeover laws, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or declaration of trust or bylaws of Parent and Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not be reasonably expected to prevent or materially delay the consummation of the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, permit, concession, franchise, license, lease, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches or defaults which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger.

                 SECTION 4.04. Information Supplied. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 SECTION 4.05. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                 SECTION 4.06. Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                 SECTION 4.07. Financing. Parent has on hand or available through committed bank facilities all funds necessary to purchase all of the Shares pursuant to the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement. True and correct copies of all such financing commitments have been furnished to the Company.

                 SECTION 4.08. Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of Parent, threatened against Parent or any of its subsidiaries that could reasonably be expected to prevent or materially delay the consummation of the Merger. As of the date of this Agreement, neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that could reasonably be expected to prevent or materially delay the consummation of the Merger.

                                   ARTICLE V

                                   COVENANTS

                 SECTION 5.01. Covenants of the Company. Except as set forth on Item 5.01 of the Company Disclosure Letter, during the period from the date of this Agreement through the Effective Time, the Company agrees as to itself and its subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise consent in writing):

                 (a) Ordinary Course. The Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and key employees and preserve their relationships with persons having business dealings with the Company and its subsidiaries.

                 (b) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its subsidiaries to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock except for dividends by a direct or indirect wholly owned subsidiary of the Company to its parent or regular quarterly dividends on the Shares in an amount not to exceed $.08 per Share for the dividend payable on December 1, 1996 and $.10 per Share for each regular quarterly dividend thereafter, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except the redemption of the Rights pursuant to
Section 6.10.

                 (c) Issuance of Securities. The Company shall not and shall not permit any of its subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares or convertible securities, or any other ownership interest (including stock appreciation rights or phantom stock), other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement, the issuance to trustees of the Company of options to purchase an aggregate of 3,500 Shares pursuant the 1988 Trustee's Stock Option Plan and the issuance of Shares upon the exercise of Rights pursuant to the Rights Agreement.

                 (d) Governing Documents. Except for the Trust Amendment, the Company shall not, and shall not permit any of its subsidiaries to, amend or propose to amend its Declaration of Trust or articles of incorporation or bylaws (or similar organizational documents).

                 (e) No Acquisitions. The Company shall not, and shall not permit any of its subsidiaries to, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association, trust or other business organization or division thereof or (ii) any asset having a value in excess of $25,000 or any assets having an aggregate value in excess of $250,000, except U.S. Treasury securities with maturities of less than one year.

                 (f) No Dispositions. Other than dispositions in the ordinary course of business consistent with past practice which are not material to the Company and its subsidiaries taken as a whole, the Company shall not, and shall not permit any of its subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets.

                 (g) Indebtedness. The Company shall not, and shall not permit any of its subsidiaries to, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of others, enter into any "keep-well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for working capital borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (A) to the Company or any direct or indirect wholly owned subsidiary of the Company or (B) any advance to employees in accordance with past practice.

                 (h) Advice of Changes; Filings. The Company shall promptly advise Parent of any material adverse change with respect to the Company. The Company shall provide to Parent (or its counsel) copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

                 (i) Tax Matters. The Company shall not make any tax election that would have a material effect on the tax liability of the Company or any of its subsidiaries. The Company shall, before filing or causing to be filed any material income tax return of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that may be taken or made with respect to such return, and shall take such positions or make such elections as the Company and Parent shall jointly agree or, failing such agreement, shall take positions or make elections consistent with its past practices.

                 (j) Capital Expenditures. Neither the Company nor any of its subsidiaries shall make or agree to make any new capital expenditure or expenditures that, individually, exceeds $25,000 or, in the aggregate, exceed $500,000.

                 (k) Discharge of Liabilities. The Company shall not, and shall not permit any of its subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice.

                 (l) Material Contracts. Except in the ordinary course of business, neither the Company nor any of its subsidiaries shall (i) enter into, modify in any material respect, amend in any material respect or terminate any material contract or agreement to which the Company or such subsidiary is a party or (ii) waive, release or assign any material rights or claims.

                 (m) Employee Matters. Neither the Company nor any of its subsidiaries shall (i) grant any increases in the compensation of any of its trustees or directors, officers or key employees, except for increases required under employment agreements existing on the date hereof, and increases for officers and employees in the ordinary course of business consistent with past practice that, in any event, do not increase such officer's or employee's aggregate compensation by more than 5% over such employee's aggregate compensation in effect on the date hereof, (ii) pay or agree to pay any pension retirement allowance or other employee benefit not required or contemplated by any of the existing Benefit Plans as in effect on the date hereof to any such trustee or director, officer or key employee, whether past or present, (iii) enter into any new, or materially amend any existing, employment, severance or termination agreement with any such trustee or director, officer or key employee or (iv) except as required to comply with applicable law, become obligated under any new Benefit Plan which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder. The Company shall provide Parent with copies of any amendments to any Benefit Plan prior to the Effective Time.

                 (n) Accounting. The Company shall not adopt any material change, other than in the ordinary course of business consistent with past practice or as required by the SEC or by law, in its accounting policies, procedures or practices.

                 (o) Agreement with respect to Chicago Music and Dance Theater, Inc. The Company acknowledges its right to repurchase certain property subject and pursuant to that certain Agreement of Sale and Purchase between the Company and Chicago Music and Dance Theater, Inc. dated as of August 31, 1994, as amended (the "Theater Agreement"). The Company shall neither exercise any such right to repurchase the subject property nor modify or amend the Theater Agreement in any respect without the prior consent of Parent, which consent shall not be unreasonably withheld.

In the event the Company shall request Parent to consent in writing to an action otherwise prohibited by this Section 5.01, Parent shall use its reasonable best efforts to respond in a prompt and timely fashion, but may otherwise respond affirmatively or negatively in its sole discretion.

                 SECTION 5.02. No Solicitation. (a) The Company and its subsidiaries and their respective officers, trustees, employees, representatives, agents or affiliates (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries) shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its subsidiaries to, and it shall use its best efforts to cause its officers, trustees, employees, agents, affiliates or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information, other than the Company SEC Documents), or knowingly take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if the trustees of the Company determine in good faith, after consultation with the Company's outside counsel, that such action is necessary in order for the trustees of the Company to comply with their fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with Section 5.02(c),
(x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement containing terms no less favorable to the Company than the form entered into between the Company and Parent and (y) participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of the Company and its subsidiaries taken as a whole or 10% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

                 (b) Except as set forth in this Section 5.02, neither the trustees of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such trustees or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that the trustees of the Company determine in good faith, after consultation with the Company's outside counsel, that such action is necessary in order for the trustees of the Company to comply with their fiduciary duties to the Company's shareholders under applicable law, the trustees of the Company may (subject to the following sentences) withdraw or modify their approval or recommendation of the Merger and this Agreement (or not recommend it before the Proxy Statement is sent to shareholders), approve or recommend a Superior Proposal (as defined below) or terminate this Agreement, but in each case only at a time that is after the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the trustees of the Company have received a Superior Proposal and specifying the material terms and conditions of such Superior Proposal. In addition, if the Company proposes to terminate this Agreement, it shall upon such times set forth in Section 6.05(b) pay to Parent the Expenses and Termination Fee (each as defined in Section 6.05(b)). For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal, not subject to any material financing contingency, made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, all of the Shares then outstanding or all or substantially all the assets of the Company and otherwise on terms which the trustees of the Company determine in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's shareholders than the Merger.

                 (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent of any request for information (other than the Company SEC Documents) or of any Takeover Proposal and the material terms and conditions of such request or Takeover Proposal.

                 (d) Nothing contained in this Section 5.02 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the trustees of the Company, after consultation with the Company's outside counsel, failure so to disclose would be inconsistent with their fiduciary duties to the Company's shareholders under applicable law; provided, however, neither the Company nor its trustees nor any committee thereof shall, except as permitted by Section 5.02(b), withdraw or modify, or propose to withdraw or modify, its or their position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

                 SECTION 5.03. Other Actions. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect, or (iii) any of the conditions set forth in Section 7.01 or Section 7.03 not being satisfied (subject to the Company's right to take actions specifically permitted by Section 5.02).


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

                 SECTION 6.01. Shareholder Approvals; Preparation of Proxy Statement. (a) The Company shall as soon as practicable following the date hereof, duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders Meeting") for the purpose of obtaining the Company Shareholder Approvals. The Company shall, through its trustees, recommend to its shareholders that the Company Shareholder Approvals be given; provided, that in the event that the trustees of the Company determine in good faith, after consultation with the Company's outside counsel, that such action is necessary in order for the trustees of the Company to comply with their fiduciary duties to the Company's shareholders under applicable law, the trustees of the Company may decline to make such recommendation.

                 (b) The Company shall as soon as practicable following the date hereof, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable efforts to respond to any comments of the SEC or its staff and cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of such staff. Parent shall as soon as practicable following the date hereof supply such information for inclusion in the Proxy Statement as shall reasonably be requested by the Company. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger and will cooperate with Parent and its representatives in the preparation of any responses to such correspondence. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall give Parent and its counsel the opportunity to review any Proxy Statement, or any amendment or supplement thereto, prior to its being filed with the SEC.

                 (c) At the Shareholders Meeting, Parent agrees to cause all Shares owned by Parent or any affiliate of Parent to be voted in favor of the Company Shareholder Approvals.

                 SECTION 6.02. Access to Information. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject, the Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel and other representatives of Parent (including, without limitation, surveyors, structural engineers, appraisers and other consultants) access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirement of the Federal or state securities laws or the Federal tax laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding anything contained herein to the contrary, the Company shall not be required to provide access to its properties for the purpose of enabling Parent or its authorized representatives to conduct further environmental- related tests, observations, reviews, surveys or soil borings or otherwise cooperate with Parent or any of its representatives with respect to any of the same. Except as otherwise agreed to by the Company, unless and until the consummation of the Merger, and notwithstanding termination of this Agreement, the terms of the Confidentiality Agreement dated as of June 20, 1996 between Parent and the Company (the "Confidentiality Agreement") shall apply to all information furnished thereunder or hereunder.

                 SECTION 6.03. Reasonable Efforts. Each of the Company, Parent and Sub agree to use its reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements that may be imposed on itself with respect to the Merger (which actions shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger. Each of the Company, Parent and Sub shall, and shall cause its subsidiaries to, use its reasonable efforts to take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement, except that no party need waive any substantial rights or agree to any substantial limitation on its operations or to dispose of any assets.

                 SECTION 6.04. Company Stock Options. At the Effective Time, each holder of a then outstanding Company Stock Option, whether or not then exercisable, shall, in settlement thereof and without any action by such holder, be deemed to have made a disposition of such Company Stock Option to the Company and shall receive from the Company for each Share subject to such Company Stock Option an amount (subject to any applicable withholding tax) in cash equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Stock Option (such amount being hereinafter referred to as the "Option Consideration"); provided, however, that with respect to any person subject to Section 16(a) of the Exchange Act who may incur liability as a result of such disposition, any such disposition shall be made, and any such amount shall be paid, as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. Any option to purchase Shares which prior to the date hereof has ceased to be exercisable by reason of the termination of employment or service with the Company of any employee or trustee of the Company shall not be deemed to be an outstanding Company Stock Option for purposes of this Section 6.04. Upon receipt of the Option Consideration, each Company Stock Option shall be canceled. The disposition of any Company Stock Option to the Company in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Company Stock Option. Prior to the Effective Time, the Company shall use its best efforts to obtain all necessary consents or releases from holders of Company Stock Options and to take all such other lawful action as may be necessary to give effect to the transactions contemplated by this Section 6.04 (except for such action that may require the approval of the Company's shareholders). Except as otherwise agreed to by the parties, (a) the Company's 1982, 1986, 1988, 1991 and 1993 Employees' Stock Option Plans and 1988 and 1993 Trustee's Stock Options Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled as of the Effective Time and (b) the Company shall take all action necessary to ensure that following the Effective Time no participant in the Company's 1982, 1986, 1988, 1991 and 1993 Employees' Stock Option Plans and 1988 and 1993 Trustees' Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Company or any subsidiary of the Company or the Surviving Company and to terminate all such plans, programs or arrangements.

                 SECTION 6.05. Fees and Expenses. (a) Except as provided below in this Section 6.05, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                 (b) The Company shall pay, or cause to be paid, in same day funds to Parent the sum of (x) the Expenses (as hereinafter defined) and (y) $3,500,000 (the "Termination Fee") under the circumstances and at the times set forth as follows:

                 (i)      if Parent or Sub terminates this Agreement under
         Section 8.01(e), and at the time of such termination there is no pending Takeover Proposal, the Company shall pay the Expenses and the Termination Fee upon demand;

                 (ii) if Parent or Sub terminates this Agreement under Section 8.01(e) and at the time of such termination a Takeover Proposal shall then be pending, the Company shall pay the Expenses, upon demand; in addition, if within twelve months after such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal;

                 (iii) if the Company terminates this Agreement under Section 8.01(f), the Company shall pay the Expenses concurrently therewith; in addition, if within twelve months after such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal; and

                 (iv) if, at the time of any other termination of this Agreement (other than (A) a termination by the Company pursuant to Section 8.01(g) or (B) provided that the Company is not at the time of such termination in breach of its obligations under
         Section 5.02 or Section 6.03, a termination pursuant to Section 8.01(a), Section 8.01(b)(i) or Section 8.01(b)(iii)), a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), the Company shall pay the Expenses, if terminated by the Company, concurrently therewith or, if terminated by Parent, upon demand; in addition, if within twelve months of such termination, the Company shall enter into an Acquisition Agreement providing for a Takeover Proposal or a Takeover Proposal shall be consummated, the Company shall pay the Termination Fee concurrently with the earlier of the entering into of such Acquisition Agreement or the consummation of such Takeover Proposal.

"Expenses" shall mean documented out-of-pocket fees and expenses up to an aggregate $750,000 incurred prior to any termination of this Agreement or otherwise paid by or on behalf of Parent or Sub in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants to Parent or Sub. In no event shall more than one Termination Fee be payable.

                 SECTION 6.06. Indemnification; Directors and Officers Insurance. (a) The declaration of trust and bylaws of the Surviving Company shall contain the provisions with respect to indemnification set forth in the Declaration of Trust and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Declaration of Trust or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

                 (b) From and after the Effective Time, the Surviving Company shall indemnify, defend and hold harmless the present and former officers, trustees or directors, agents and employees of the Company and its subsidiaries (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of Parent and the Surviving Company (which approval shall not be unreasonably withheld), or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was such a trustee or director, officer, agent or employee of the Company or any subsidiary and arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), in each case to the fullest extent permitted under the laws of the State of Illinois and the Declaration of Trust (and, from and after the Effective Time, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by the Declaration of Trust and the laws of the State of Illinois, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by the Declaration of Trust). Parent hereby guarantees the Surviving Company's obligations to the Indemnified Parties pursuant to this
Section 6.06.

                 (c) Parent will provide, or cause the Surviving Company to provide, for a period of not less than six years after the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Company shall not be required to pay an annual premium for the D&O Insurance in excess of one and one-half times the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much such coverage as possible for such amount.

                 (d) This Section 6.06 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on Parent and Sub and the Surviving Company and their respective successors and assigns.

                 SECTION 6.07. Obligations of Sub. Subject to the terms and conditions set forth in this Agreement, Parent shall take all actions necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                 SECTION 6.08. Certain Litigation. The Company agrees that it shall not settle any litigation commenced after the date hereof against the Company or any of its trustees by any shareholder of the Company relating to the Merger or this Agreement, without the prior written consent of Parent. In addition, the Company shall not voluntarily cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Parent and Sub to resist any such effort to restrain or prohibit or otherwise oppose the Merger, unless the trustees of the Company determine in good faith, after consultation with the Company's outside counsel, that failing so to cooperate with such third party or cooperating with Parent or Sub, as the case may be, would be inconsistent with their fiduciary duties under applicable law.

                 SECTION 6.09. Severance Policy and Other Agreements. (a) With respect to any officer who is covered by a severance policy separate from the standard severance policy for the Company's employees (which separate severance policy is described in Item 6.09 of the Company Disclosure Letter), Parent shall maintain (or shall cause the Surviving Company to maintain) such separate policy as in effect as of the Effective Time until the first anniversary of the Effective Time, and, as to all other officers and employees, Parent shall maintain (or shall cause to be maintained) the Company's standard severance policy as in effect as of the Effective Time for a period of at least six months from the Effective Time.

                 (b) Parent shall honor or cause to be honored all severance agreements, employment agreements, death benefit agreements and non-competition agreements with the Company's officers and employees disclosed in Item 6.09 of the Company Disclosure Letter.

                 (c) Parent and its subsidiaries shall, until the first anniversary of the Effective Time, provide reasonable and customary outplacement services ("Outplacement Services") to employees of the Company whose employment is terminated without cause, which Outplacement Services provided to such employees shall include one-on-one counseling and assistance.

                 SECTION 6.10. Redemption of Rights. The Company shall take all actions necessary to redeem the Rights pursuant to the terms of the Rights Agreement effective immediately prior to the Effective Time, provided, that this Agreement has not been terminated prior thereto in accordance with its terms.


                                  ARTICLE VII

                              CONDITIONS PRECEDENT

                 SECTION 7.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                 (a) Company Shareholder Approvals. The Company Shareholder Approvals shall have been obtained.

                 (b) HSR Period. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                 (c) No Injunctions Or Restraints. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                          (d)  Trust Amendment.  The Amendment set forth in
                 Exhibit I hereto (the "Trust Amendment") of the Amended and Restated Declaration Trust (as amended and in effect on the date of this Agreement) shall have been approved by the holders of at least two-thirds of the Shares outstanding and entitled to vote thereon at the Shareholders Meeting and the Trust Amendment shall have been duly filed with the Recorder of Deeds of Cook County, Illinois.

                 SECTION 7.02. Conditions to the Company's Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

                 (a) Performance of Obligations; Representations and Warranties. Parent and Sub shall have performed in all material respects each of their obligations and complied in all material respects with each of their agreements and covenants contained in this Agreement required to be performed or complied with on or prior to the Closing Date, each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date), in each case except as contemplated or permitted by this Agreement.

                 (b) Officer's Certificate. Parent shall have furnished to the Company a certificate, dated the Closing Date, signed on behalf of Parent by an appropriate officer of Parent, certifying to the effect that the conditions set forth in this Section 7.02, insofar as they relate to Parent, have been satisfied in full.

                 (c) Other Documents. Parent and Sub shall have furnished to the Company at the closing of the Merger such other customary documents, certificates or instruments as the Company may reasonably request evidencing compliance by Parent and Sub with the terms of this Agreement.

                 (d) Fairness Opinion. The opinion received by the Company from Lehman Brothers Inc., dated the date of this Agreement, to the effect that the Merger Consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view shall not have been withdrawn or modified.

                 (e) Tax Opinion. Parent shall have furnished to the Company the opinion of Parent's counsel, in form and substance satisfactory to the Company, and containing customary qualifications, limitations and assumptions for opinions of this nature, to the effect that for Federal income tax purposes:

                          (i) the Merger will be treated as a sale by the Company of all its assets to Sub for the Merger Consideration and the assumption of the Company's liabilities, followed by the distribution of the Merger Consideration by the Company to the Company's shareholders in complete liquidation of the Company;

                          (ii) as to whether gain or loss will be recognized by each of the Company's shareholders measured by the difference between (x) the amount of Merger Consideration received by such shareholder and (y) such shareholder's adjusted basis in its Shares of the Company; and

                          (iii) no portion of the Merger Consideration received
                 by the Company's shareholders will be treated as a distribution described in Section 301 of the Code.

                 SECTION 7.03. Conditions to the Parent's and Sub's Obligations to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following additional conditions:

                 (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its obligations and complied in all material respects with each of its agreements and covenants contained in this Agreement required to be performed or complied with on or prior to the Closing Date, each of the representations and warranties of the Company contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty, by its terms, is expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date) and each of the representations and warranties that is not so qualified shall be true in all material respects on and as of the Closing Date as if made on and as of such date (other than to the extent that any such representation and warranty is, by its terms, expressly limited to a specific date, in which case such representation and warranty shall be true and correct as of such date), in each case except as contemplated or permitted by this Agreement.

                 (b) Absence of Certain Changes. Since the date of this Agreement, there shall have occurred no material adverse change with respect to the Company, other than changes relating to the Company's industry or the economy in general and not specifically related to the Company and its subsidiaries. Each of Parent and Sub acknowledges that there may be disruptions to the Company's business as a result of the announcement of the Merger and any changes attributable thereto shall not constitute a material adverse change.

                 (c) Officer's Certificate. The Company shall have furnished to Parent a certificate, dated the Closing Date, signed by an appropriate officer of the Company, certifying to the effect that the conditions set forth in this Section 7.03, insofar as they relate to the Company, have been satisfied.

                 (d) Estoppel Certificates. To the extent the Company is entitled to receive same under the terms of the agreements specified in Item 7.03(d) of the Company

         Disclosure Letter, the Company shall have furnished to Parent estoppel certificates addressed to Parent and Sub, dated not more than 30 days prior to the Closing Date from the persons listed in Item 7.03(d) of the Company Disclosure Letter, in the form required under the terms of such agreements to be delivered by each such person.

                 (e) Consent. The Company shall have obtained consents to the Merger from each of the persons described in Item 7.03(e) of the Company Disclosure Letter.

                 (f) Other Documents. The Company shall have furnished to Parent at the closing of such Merger such other customary documents, certificates or instruments as Parent may reasonably request evidencing compliance by the Company with the terms of this Agreement.


                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

                 SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of this Agreement by the Shareholders of the Company:

                 (a)  by mutual written consent of Parent and the Company;

                 (b)  by either Parent or the Company:

                          (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

                          (ii) if, at the Shareholders Meeting (including any adjournment thereof) (x) this Agreement and the Merger or (y) the Trust Amendment shall fail to be adopted and approved by the requisite vote of the shareholders of the Company;

                          (iii) if the Merger shall not have been consummated on or before the later of (x) February 28, 1997 or (y) five months after the date hereof, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

                 (c) by Parent or Sub, if the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement, which failure cannot be or has not been cured within 20 business days after the giving of written notice thereof to the Company;

                 (d) by Parent or Sub, if there has been a breach of any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or there has been a material breach of any such representations and warranties that are not so qualified, in each case which breach cannot be or has not been cured within 20 business days after the giving of written notice thereof to the Company;

                 (e) by Parent or Sub, if (i) the trustees of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub their approval or recommendation of the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the trustees of the Company or any committee thereof shall have resolved to do any of the foregoing;

                 (f) by the Company in accordance with Section 5.02(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (to the extent required to be paid upon such termination) of the Expenses and the Termination Fee; or

                 (g) by the Company, if Sub or Parent shall have (i) failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Sub or Parent to be performed or complied with by it under this Agreement or (ii) breached in any material respect any of their respective representations or warranties contained in this Agreement, which failure or breach described in clause (i) or (ii) above is incapable of being cured or has not been cured within 20 business days after the giving of written notice thereof to Parent or Sub, as applicable.

                 SECTION 8.02. Effect of Termination. In the event of a termination of this Agreement by either the Company or Parent as provided in
Section 8.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company or their respective officers or directors, except with respect to Section 3.22, Section 4.06, the last sentence of Section 6.02, Section 6.05, this Section 8.02 and
Article IX; provided, however, that nothing herein shall relieve any party for liability for any breach hereof.

                 SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective trustees or board of directors at any time before or after obtaining the Company Shareholder Approvals (if required by law or the Declaration of Trust), but, after any such approval, no amendment shall be made which by law or the Declaration of Trust requires further approval by such Shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective trustees or board of directors, may, to the extent legally allowed,
(i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                   ARTICLE IX

                                 MISCELLANEOUS

                 SECTION 9.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

                 SECTION 9.02. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)  if to Parent or Sub, to

                                  Newsweb Corporation
                                  1645 West Fullerton
                                  Chicago, Illinois  60614
                                  Attention:  Charles Frank Gross
                                  Telecopy No.:  312/975-1301
                      with a copy to :

                                  Katten, Muchin & Zavis
                                  525 West Monroe Street
                                  Chicago, Illinois  60611
                                  Attention:  Howard S. Lanznar
                                  Telecopy No:  312/902-1061


                 (b)  if to the Company, to

                                  The Chicago Dock and Canal Trust
                                  455 E. Illinois Street, Suite 565
                                  Chicago, Illinois  60611
                                  Attention:  Charles R. Gardner
                                  Telecopy No.:  312/467-9647

                      with a copy to:

                                  Sidley & Austin
                                  One First National Plaza
                                  Chicago, Illinois  60603
                                  Attention: Larry A. Barden
                                  Telecopy No: 312/853-7036

                      and:

                                  Wilson & McIlvaine
                                  500 Madison Street, #3700
                                  Chicago, Illinois 60661
                                  Attention: Michael F. Csar
                                  Telecopy No: 312/715-5155

                 SECTION 9.03. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. As used in this Agreement, the term "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person. As used herein, "knowledge," as it relates to the Company, means, with respect to any matter, that any executive officer or trustee of the Company has actual knowledge of such matter. As used in this Agreement, "material adverse change" or "material adverse effect" means, when used in connection with the Company, any change or effect (or any development that, insofar as can reasonably be foreseen is likely to result in any change or effect) that, individually or in the aggregate with any such other changes or effects, is materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole.

                 SECTION 9.04. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 SECTION 9.05. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Confidentiality Agreement and the other documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 6.04, 6.06, and 6.09, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                 SECTION 9.06. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois without regard to any applicable conflicts of law.

                 SECTION 9.07. Publicity. Except as otherwise required by law or the rules of the Nasdaq Stock Market, for so long as this Agreement is in effect, neither the Company nor Parent shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

                 SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any Affiliate of Parent, provided Parent guarantees the obligation of such assignees through the Closing Date. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 SECTION 9.09. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Northern District of Illinois or in a Illinois state court located in Cook County, Illinois, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of the United States District Court for the Northern District of Illinois or any Illinois state court located in Cook County, Illinois in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the United States District Court for the Northern District of Illinois or a Illinois state court located in Cook County, Illinois and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                 SECTION 9.10. Exculpation of Shareholders, Trustees, Officers, Agents and Beneficiaries. In furtherance of and not in limitation of
Section 5.2 and Article VIII of the Declaration of Trust, Parent, Sub and the Company expressly acknowledge and agree that no shareholder, trustee, officer, agent or beneficiary of the Company shall be or be held personally liable for or on account of any demand, contract, debt, liability, tort, claim, damage, judgment or decree arising out of, or preservation of, the property of the Company, the conduct of the business of the Company or the transactions contemplated by this Agreement. Every act or thing that shall be done or omitted, and every power exercised or obligation incurred by the trustees of the Company, or any of them, in the administration of the Company or in connection with any business, property or concerns of the Company, whether ostensibly in their own names or in their trust capacity, shall be deemed to have been done, omitted, exercised or incurred by them as trustees and not as individuals; and every person contracting or dealing with the trustees or having any debt, claim or judgment against them or any of them shall look only to the funds and property of the Company for payment or satisfaction.

                 IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                             NEWSWEB CORPORATION


                                             By  /s/ Charles Frank Gross
                                                -------------------------------
                                                Name:  Charles Frank Gross
                                                Title:  Chief Financial Officer


                                             CDCT ACQUISITION TRUST

                                             By:  200 West Adams Street
                                                  Company L.L.C.
                                             Its:  Trustee


                                             By:  Newsweb Corporation
                                             Its:  Member


                                             By  /s/ Charles Frank Gross
                                                -------------------------------
                                                Name:  Charles Frank Gross
                                                Title:  Chief Financial Officer



                                             THE CHICAGO DOCK & CANAL TRUST


                                             By  /s/ Charles R. Gardner
                                                -------------------------------
                                                Name:  Charles R. Gardner
                                                Title:  President

                                                                       EXHIBIT I


                            CERTIFICATE OF AMENDMENT

                                       OF

                              DECLARATION OF TRUST

                                       OF

                        THE CHICAGO DOCK AND CANAL TRUST


                 The Chicago Dock and Canal Trust does hereby certify that the Amended and Restated Declaration of Trust dated September 16, 1986 and recorded in the office of the Recorder of Deeds of Cook County, Illinois on September 16, 1986 as Doc. No. 86-418338, as amended by Certificate of Amendment of Declaration of Trust dated September 19, 1989 and recorded in the office of the Recorder of Deeds of Cook County, Illinois on October 6, 1989 as Doc. No. 89-476310 and as subsequently amended by Certificate of Amendment of Declaration of Trust dated September 22, 1993 and recorded in the office of the Recorder of Deeds of Cook County, Illinois on October 4, 1993 as Doc. No. 93-789669 is hereby further amended as follows:

         1. Numbered clause 3 of the second paragraph of Article III is hereby amended and restated in its entirety as follows:

         "3. to sell and convey, mortgage, pledge, lease as lessor, with leases commencing immediately or in futuro and for terms extending beyond the term of this trust, and otherwise dispose of all or any part of the property and assets of this trust; provided, however, that no real property owned by the trustees may be sold without the favorable vote or written approval of two-thirds (2/3) of the duly qualified and acting trustees; and provided further that (i) any sale, conveyance, lease or other disposition of all or substantially all of the property and assets of this trust (otherwise than by mortgage or pledge), (ii) any sale of all or any part of the property and assets of this trust for any shares, bonds or other securities or obligations of the purchaser, or any other consideration, as a step in





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
         proceedings looking toward the merger, consolidation, dissolution or termination of this trust or the carrying out of any plan of reorganization or rearrangement of the business or properties conducted or held hereunder or (iii) any merger of this trust into or with any Person (as defined in Article XI) or any merger of any Person into or with this trust, may be made only upon the favorable vote or written approval of two-thirds (2/3) of the duly qualified and acting trustees, and upon the favorable vote of the holders of at least two-thirds (2/3) the outstanding common shares of this trust (and upon any favorable vote required by the provisions of any series of preferred shares which may at the time be outstanding), or their proxies, voting at a meeting called for that purpose, pursuant to notice as hereinafter provided."

         2. The third sentence of Section 4.7 is hereby amended and restated in its entirety to read as follows:

                 "The limitation on beneficial ownership of common shares set forth in this Section 4.7 shall not apply to any (i) acquisition of common shares pursuant to a cash tender offer made for all outstanding shares of the trust (including securities convertible into shares) in conformity with applicable federal and state securities laws where two-thirds (2/3) of the outstanding shares (not including shares or securities convertible into shares held by the tender offeror and/or any Affiliate or Associate (each as defined in Article XI hereof) thereof) are duly tendered and accepted pursuant to the cash tender offer, (ii) acquisition of common shares pursuant to a merger involving this trust consummated in compliance with the provisions of
         Article XIII or (iii) acquisition of common shares by an underwriter in a public offering of common shares."

         3. A new Article XIII is hereby added which shall read in its entirety as follows:


                                 "ARTICLE XIII

                          MERGERS INVOLVING THE TRUST





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
                 Sec. 13.1. Procedure for Merger. This trust may be merged into or with any Person (as defined in Article XI) or any Person may be merged into or with this trust, in each case in the following manner (such Person into or with which this trust is to be merged or such Person to be merged into or with this trust, as the case may be, being hereinafter designated as the "Merging Person"):

                 The trustees of this trust shall, by resolution adopted by the favorable vote or written approval of at least two-thirds (2/3) of the duly qualified and acting trustees of this trust, and the board of directors, trustees or other appropriate governing body of the Merging Person shall duly, approve a plan of merger setting forth:

                 1. The name of this trust and the name of the Merging Person proposing to merge, and a statement identifying whether this trust or the Merging Person is to be the surviving entity in such merger (such surviving entity being hereinafter designated as the "Surviving Entity").

                 2. The terms and conditions of the proposed merger and the mode of carrying the same into effect.

                 3. The manner and basis of converting the shares of this trust and the shares or other equity interests of the Merging Person into shares, obligations or other securities of the Surviving Entity, or into shares, obligations or other securities of any Person which immediately before or immediately after the merger is effected is the owner of all of the outstanding voting securities of the Surviving Entity, or into cash or other property, or into any combination of the foregoing.

                 4. A statement of any changes in the declaration of trust or articles of incorporation of the Surviving Entity to be effected by such merger.

                 5. Such other provisions with respect to the proposed merger as are deemed necessary or desirable by the trustees of this trust and the board of directors,





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
         trustees or other appropriate governing body of the Merging Person, including provisions, if any, under which the proposed merger may be abandoned prior to the filing of articles of merger in accordance with
         Section 13.4.

In connection with any merger effected pursuant to the provisions of this trust, this trust shall comply with the provisions in this trust and the merging Person shall comply with the applicable provisions of the laws of the state under which it is organized or its declaration of trust, as the case may be.

         Sec. 13.2. Call of Shareholders' Meeting. The trustees of this trust, upon approving such plan of merger, shall by resolution, direct that the plan be submitted to a vote at a meeting of shareholders of this trust, which may be either an annual or a special meeting. Written notice shall be given to each shareholder of record entitled to vote at such meeting in accordance with the provisions of this trust for the giving of notice of meetings of shareholders. Such notice, whether the meeting be an annual or special meeting, shall include a copy or a summary of the plan of merger.

         Sec. 13.3. Approval by Shareholders. The plan of merger shall be approved by the shareholders of this trust upon receiving the favorable vote of the holders of at least two-thirds (2/3) of the outstanding common shares of this trust (and upon receiving any favorable vote required by the provisions of any series of preferred shares which may at the time be outstanding), or their proxies, voting at a meeting called for that purpose, pursuant to notice as herein provided.

         Sec. 13.4. Filing of Articles of Merger. Upon any required approval of the plan of merger upon behalf of this trust or the Merging Person, articles of merger shall be executed by this trust and the Merging Person and filed in the office of the Recorder of Deeds of Cook County, Illinois. Such articles of merger shall set forth:

                 (1)      The plan of merger; and

                 (2) A statement that, with respect to each party to such plan of merger whose shareholders shall be entitled to vote





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
         thereon, that such plan of merger was duly adopted by the affirmative vote of the holders of outstanding shares or other equity interests of such party having not less than the minimum number of votes necessary to adopt such plan.

         Sec. 13.5. Effective Date of Merger. The merger contemplated by the plan of merger shall become effective upon the filing of an executed copy of the articles of merger described in Section 13.4 relating to the merger in the office of the Recorder of Deeds of Cook County, Illinois, or on a later specified date, not later than 30 days subsequent to such date of filing of such articles of merger, as provided in such plan of merger.

         Sec. 13.6. Effect of Merger. Whenever a merger involving this trust has been effected in accordance with the provisions of this trust and a plan of merger, (i) the several parties to such plan of merger shall be a single entity, which shall be that entity designated in such plan of merger as the Surviving Entity, (ii) the separate existence of all parties to such plan of merger, except the Surviving Entity, shall cease, (iii) the Surviving Entity shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, as of a public or a private nature, of each of the merging parties and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action and all and every other interest of or belonging to or due to each of the parties so merged shall be taken and deemed to be transferred to and vested in such single Surviving Entity without further act or deed and title to any real estate, or any interest therein, vested in any of such parties shall not revert or be in any way impaired by reason of such merger, (iv) such Surviving Entity shall thenceforth be responsible and liable for all the liabilities and obligations of each of the parties so merged and any claim existing or action or proceeding pending by or against any of such parties may be prosecuted to judgment as if such merger had not taken place or such Surviving Entity may be substituted in its place and neither the rights of creditors nor any liens upon the property of any of such parties so merged shall be impaired by such merger,
(v) the provisions of this trust shall be deemed to be amended to the extent, if any, that changes in this trust are stated in such plan of merger and (vi)





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
when such merger has been effected, the shares or other equity interests of the entity to be converted under the terms of such plan of merger shall cease to exist and the holders of such shares or other equity interests so converted shall be entitled only to the money, securities or other property into which those shares or other equity interests shall have been converted in accordance with such plan of merger."

                 IN WITNESS WHEREOF, said The Chicago Dock and Canal Trust has caused this certificate to be executed by its President and its Secretary as of this __ day of __________, 1996.



                                                  ______________________________
                                                  Charles R. Gardner
                                                  President


Attest: __________________________
                 Secretary





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